Exhibit 99

For Release: Dec. 27, 2005

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-9100

NHI extends lease with NHC on 41 properties

MURFREESBORO, Tenn. -- National Health Investors, Inc., (NYSE: NHI) said today it reached agreement with National HealthCare Corporation, (AMEX: NHC) to extend the existing lease on 41 properties through Dec. 31, 2021.

The 15-year lease extension begins Jan. 1, 2007, and includes three additional five-year renewal options, each at fair market value. Under the terms of the lease, base rent for 2007 will total $33,700,000 with rent thereafter escalating by 4% of the increase in facility revenue over a 2007 base year.

The lease was scheduled to expire on Dec. 31, 2006 unless extended by NHC. Therefore, NHI is pleased to have reached agreement to extend the lease a full twelve months in advance of its expiration. The terms of the existing lease remain in place for 2006.

National Health Investors, Inc. is a long-term health care real estate investment trust that specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI's most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.